Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

OCCF - Q2 2007 Optical Cable Earnings Conference Call

Event Date/Time: Jun. 13. 2007 / 10:00AM ET

Operator

Good morning, my name is Ray and I will be your conference coordinator for today. At this time I would like to welcome everyone to the Optical Cable Corp. Quarter Two, 2007 earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer period.

(OPERATOR INSTRUCTIONS)

It is now my pleasure to turn the call over to your host, Mr. Andrew Siegel. Sir, you may begin your conference.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Good morning and thank you all for participating in Optical Cable Corporation’s second quarter of fiscal 2007 conference call.

By this time, everyone should have a copy of the earnings press release. If you don’t have one, please visit www.occfiber.com for a copy.

On the call with us today is Neil Wilkin, Chairman, President and Chief Executive Officer of Optical Cable Corporation, as well as other members of the senior management team.

Before we begin, I’d like to remind everyone that this call may be — may contain forward-looking statements that involve risks and uncertainties. The actual future results of Optical Cable Corporation may differ materially due to a number of factors, including, but not limited to, those factors set forth in detail in the “forward-looking statements” section of the press release.

Cautionary statements apply to the contents of the internet webcast on www.occfiber.com, as well as today’s call.

Now I’d like to turn the call over to Neil Wilkin. Neil, please begin.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Thank you, Andrew, and good morning, everyone.

Joining me today on our conference call are Tracy Smith, our Chief Financial Officer, and Luke Huybrechts, our Senior Vice President of Operations.

I’d like to begin the call today with a few opening remarks. Then - I will have Tracy review the second quarter results for the three-month and six-month periods ended April 30, 2007 in more detail. After Tracy’s remarks, we will answer as many of your questions as we can.

I would like to note that during the Q&A session we will - as we normally do - take questions from analysts and institutional investors. Additionally, we will also answer questions from individual investors that were submitted prior to today’s call.

As a reminder, we do offer an opportunity for individual shareholders to submit questions in advance of our earnings call and we will include instructions regarding such submissions in our press release announcing the date and time of our earnings call - as we did for today’s call.

During the second quarter of 2007, net sales sequentially increased 20%, or $1.9 million, when compared to the first quarter, while net sales decreased slightly when compared to the first quarter of last year.

At the same time, our gross profit margin increased to 34.1% during the second quarter of fiscal 2007 compared to 30.3% during the same period last year - repeating similar improvements we experienced to our gross profit margins during the first quarter of this year compared to last year.

I am pleased to report that as of May 1st, we have transitioned from dual processing transactions on separate systems to exclusively using our new ERP system, or enterprise resource planning system, successfully implementing the major portions of our new ERP system on-time, as previously promised to you.

As a result, in addition to our improved gross profit margins, our manufacturing lead times decreased and our manufacturing efficiencies increased during the first half of fiscal 2007 when compared to the same period last year. We have also been able to reduce levels of certain inventories. We believe these improvements are in part the result of our new ERP system.

Optical Cable is a much stronger company today than it was just one year ago. We believe that the benefits of the significant investments we have made in our systems, processes and facilities are beginning to be realized and that these investments have helped - and will continue to help - position us for future growth and increase in shareholder value.

Our focus for the remainder of fiscal year 2007 is on increasing net sales. We believe our investments have made our business more scalable, positioning us to support increased net sales levels, and in the fourth quarter of 2006 we demonstrated the value we can create for shareholders as we increase our sales. We also expect our efforts on key strategic initiatives to continue during the second half of fiscal year 2007.

We believe that OCC is an outstanding investment at this time for a number of reasons and I’m going to briefly discuss some of these reasons, as I did at our shareholders’ meeting recently:

First, we are an industry leader in a growing market. Industry predictions are that the enterprise fiber optic cable market will continue to grow in the coming years - particularly as copper datacom cable volumes begin to decline. And, our strong position as one of the top U.S. manufacturers of fiber optic cable for the enterprise market means we are well positioned to participate in that industry growth.

Second, we have a broad and unique product line. Our product offering allows us to target specific market niches and applications where our products are particularly well-suited. In short, many of our products can be differentiated from our competitors’ products and we offer more variety of products than our competitors, creating much of the customer loyalty we enjoy today.

Next, our upgraded systems, processes and facilities. In recent years we’ve invested over $6 million in CapEx to upgrade our manufacturing equipment, to design and install proprietary machine control systems, to implement a new ERP system to make other improvements and upgrades to our systems, processes and facilities. These improvements were necessary to ensure Optical Cable’s operations were scalable and bring us to the strong position we are in today.

We also have a strong balance sheet. We are pleased that as of April 30, 2007 we still do not have any debt on our balance sheet and have $1.9 million in cash and cash equivalents. Our solid balance sheet, and the financial flexibility it affords, supports our future growth and success, as well as our strategic initiatives.

And finally, we have a number of strategic initiatives, which among other things include our investments that will permit us to expand our product offerings. And we’ve made some disclosures and made some — had some discussions about those matters previously.

I will now turn the call over to Tracy Smith, our Chief Financial Officer, who will review some specifics regarding our second quarter financial results. Tracy?

Tracy Smith - Optical Cable Corp. - VP, CFO

Thank you, Neil.

For our second quarter of fiscal year 2007, we reported net income of $65,000, or $0.01 per basic and diluted share, compared to a net loss of $309,000, or $0.05 per basic and diluted share, for the same period last year.

On a year-to-date basis, we reported a net loss of $81,000, or $0.01 per basic and diluted share, compared to a net loss of $529,000, or $0.09 per basic and diluted share, for the same period last year.

Both our net income for the second quarter of 2007 and our net loss for the year-to-date period represent a notable improvement over the same periods last year.

Net sales decreased slightly to $11.1 million for the second quarter of fiscal year 2007 compared to $11.2 million for the same period last year. However, net sales sequentially increased 20% during the second quarter of fiscal year 2007 compared to net sales of $9.3 million for the first quarter of fiscal year 2007.

The slight decrease in net sales during the second quarter of fiscal year 2007 when compared to the same period last year was primarily attributable to a decrease in our commercial market compared to the same period last year. Net sales in certain of our specialty markets increased during the second quarter compared to last year, partially offset by decreases in certain other specialty markets.

Net sales decreased 3.3% to $20.4 million for the first half of fiscal year 2007 from $21.1 million for the same period in 2006.

Net sales to customers located outside of the United States continued to show substantial strength in the first half of fiscal year 2007, increasing 12.5% compared to the same period last year.

As we have indicated previously, we generally believe our net sales can be impacted by seasonality factors. We typically expect net sales to be relatively lower in the first half of each fiscal year and relatively higher in the second half of each fiscal year. This pattern may be substantially altered by the timing of larger projects or other economic factors impacting our industry or impacting the industries of our customers and end users. As a result, while we believe net sales results experienced in the first half of fiscal year 2007 were impacted by seasonality factors, we’re hesitant to try to predict net sales for future periods based on seasonality because these other factors can also substantially impact our net sales patterns during the year.

Gross profit margin, or gross profit as a percentage of net sales, increased to 34.1% for the second quarter of fiscal year 2007 compared to 30.3% for the same period last year. For the year-to-date period, gross profit margin increased to 34.6% compared to 31.7% for the same period last year.

During the first half of fiscal year 2007, our manufacturing lead times decreased, our manufacturing efficiencies increased and our gross profit margins improved when compared to the first half of fiscal year 2006. We believe these improvements are in part the result of the successful implementation of the major portions of our ERP system by the end of the second quarter of fiscal year 2007 as well as overcoming certain ERP implementation challenges during the first half of fiscal year 2006.

As a reminder, our gross profit margin percentages are also heavily dependent upon product mix on a quarterly basis and may deviate from expectations based on both anticipated and unanticipated changes in product mix.

SG&A expenses for the second quarter of fiscal year 2007 decreased 5% to $3.7 million compared to $3.9 million for the comparable period last year.

Contributing to the net decrease in SG&A expenses for the quarter were decreases in employee compensation costs, primarily due to severance expenses we incurred in the second quarter of fiscal year 2006 associated with certain changes we made within our sales organization last year.

We made capital expenditures of $387,000 and continued other investing activities in the first half of fiscal year 2007 - all without using our credit facility for working capital. As of the end of our second quarter, we had a cash balance of approximately $1.9 million with no outstanding balance on our credit facilities and approximately $12.4 million unused and available under our credit facilities.

And with that, I will turn you back over to Neil.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Thank you, Tracy. Now, we are happy to answer as many of your questions as we can. We will first take calls from our analysts and fund investors, as we normally do, and as time permits, we will address the questions submitted in advance of today’s conference call by our individual investors.

Operator, please indicate the instructions for participants to call in their questions.

QUESTION AND ANSWER

Operator

Thank you. (OPERATOR INSTRUCTIONS)

Our first question comes from Chris McCampbell of Stifel Nicholas. Please go ahead.

Chris McCampbell - Stifel Nicholas - Analyst

Morning, Neil. First quarter you mentioned that you expected you would increase sales and improve financial performance in ‘08. What are the factors that give you that confidence right now? I guess you’re still sticking with that outlook.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We did expect sales to improve in ‘07 is what you mean, correct?

Chris McCampbell - Stifel Nicholas - Analyst

Right, I’m sorry.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Yes. The reason why we believe that’s the case is a couple of different things.

One is because the industry is growing at the moment and while there seems to be more volatility on a month to month basis and a quarter to quarter basis in our industry than we’ve seen in recent years, the overall trend consistently is, or the consensus of the industry is, is that the fiber optic cable for the enterprise market is going to continue to grow. And we’re well positioned to take advantage of that.

While we want to be growing with the industry as it grows, we also have a number of sales initiatives that we are undertaking to increase sales in the meantime.

And one of those we’ve talked about for some time, which is we’ve targeted specific market segments where our products are particularly well suited and we’re seeing increased business and new customers as we’re doing that.

And so that’s the overall reason why we’re optimistic.

We are at a point, and I’ve talked about this before, where we’ve built a capability at the company and with just a little bit of an increase in sales, particularly as you see once we get above that $12 million mark like we saw in the fourth quarter of 2006, we drop an incredible amount of value down to the bottom line for our shareholders and we think that as sales increase even further that would be further increased.

And so we’re right now at a point where we have made the improvements in the company and there’s a fair amount of fixed costs that we’re covering and as we increase those sales, that’s where the value comes from.

That’s sort of a follow-on piece, I guess, to your initial question, but that’s — but that’s the reason why we’re optimistic about sales increasing.

Chris McCampbell - Stifel Nicholas - Analyst

Okay. Because obviously after two quarters you’ve gotten about $20 million in sales for the year. So in order to grow the company year over year, you’re going to have to be doing $13 million in sales per quarter for the remainder of the year.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s right.

Chris McCampbell - Stifel Nicholas - Analyst

And that’s something you feel comfortable with?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

At this point we do. I mean that’s consistent with what our projections are.

Chris McCampbell - Stifel Nicholas - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I guess the answer is we haven’t changed our — we haven’t changed our outlook yet. I think that it’s — clearly, the second half of the year is going to be challenging but we haven’t changed our outlook at this point.

Chris McCampbell - Stifel Nicholas - Analyst

You also announced a share repurchase, I guess back in March. Did you all repurchase any shares here in the quarter?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We have set up a broker to repurchase shares, but as of the end of April we had not purchased any shares in the market.

Chris McCampbell - Stifel Nicholas - Analyst

Is the limitation there just the liquidity of the stock? Are you unable to purchase a sizeable amount just because of the average trading volume?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Obviously that is something that is a limit. At this point, the broker just hasn’t been — hasn’t been in the market yet. And so at this point we just haven’t repurchased any shares. And I perceive that will change as we move forward this year.

Chris McCampbell - Stifel Nicholas - Analyst

Okay. Because as I recall, you had expected to repurchase that 5% within a 12 month period and you would still expect to do that?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s exactly right, yes.

Chris McCampbell - Stifel Nicholas - Analyst

Okay. Thank you.

Operator

Thank you. Our next question comes from Kevin Wenck of Polynous Capital Management. Please go ahead.

Kevin Wenck - Polynous Capital Management - Analyst

Good morning, Neil and Tracy.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Morning, Kevin.

Tracy Smith - Optical Cable Corp. - VP, CFO

Good morning.

Kevin Wenck - Polynous Capital Management - Analyst

A couple of questions. You noted the inventories were down. I wasn’t quite sure if your comments suggested that it was all attributable to the new systems up and running and in place or whether it was attributable to just overall inventory management. So any more color you could give us on that?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Well, on finished goods in particular our new system has permitted us to better manage our finished goods inventory in particular. We still have fluctuations in inventory that occur based on — based on when we purchase raw materials or what happens to be in process.

And so when we file our 10-Q later today, you’ll notice that about — compared to the end of last year, about $1 million of finished — we produced finished goods inventory about $1 million. We’ve also had an additional reduction in raw materials.

Now, the ERP system at this point hasn’t been used to really try to adjust or reduce our raw material inventory. And so what I was referring to was our finished goods inventory. And again, that can end up fluctuating for various reasons, but overall we’ve seen that inventory come down.

And what our VP of manufacturing is telling me is that he doesn’t believe he needs as much inventory as he has needed previously to meet sales demand and specifically he’s saying that’s because of his ability to predict needed inventory levels with the new ERP system.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. What would be your estimate of sales that you might not have been able to ship during the quarter because of still all that not being as finely tuned as your inventory manager and you would like?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We’re not to the point — at this point we have — we don’t have — we’re not missing — we don’t believe we’re missing sales because of not having inventory.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We believe at this point — we believe at this point we have inventory necessary and also short enough lead times that we’re able to better service our customers than our competitors are.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. On another question, you mentioned that you have, from a lot of the internal programs, the infrastructure in place to support higher level of sales. You’ve also in the last year had some turnover in the marketing and sales area.

Where are you now in terms of your assessment of marketing and sales effectiveness and what more things need to be done over the next six to 12 months to get to where you’d like to be in terms of consistent and effective execution in the marketing and sales area?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s exactly the key question and that’s something that we’re very focused on here. We have a very capable sales and marketing group.

However, across the entire company, one of our key focuses is always on continual improvement. And we will continue to look for opportunities to make upgrades.

And even as recently as last month we’ve made some changes in a couple of areas of the country with some of our outside sales representatives who have taken a more significant role in coaching and managing areas near their area of management. And so those sorts of changes will continue.

I don’t see any major new sales or marketing expenses that will be necessary in order for us to accomplish our goal, but we never rule out hiring good people when they become available and constantly looking for good people that’ll allow us to more quickly accomplish our goals.

And if we had those folks, we would expect them — we would expect them to contribute to the top line and pay for themselves.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. An earlier question was inquiring do you — how strongly do you still feel about the year over year increase in sales.

But let me ask the question another way. To get to, let’s say, $12 million to $13 million a quarter of sales, if you still feel reasonably confident on that for the last half of the year, is that just natural market growth or is that from more effective internal sales execution?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Well, we are working on increasing the effectiveness of our sales execution. We’re also seeing some increased activity recently.

And so while the second half of the year, $12 million and $13 million a quarter is challenging, I think we’re in a better position than we have been previously to achieve that.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

And it’s hard for me to answer more specifically, Kevin, as you know, because we have so much volatility in the marketplace. And our quarterly sales results don’t always show that because it ends up being buried in various market areas where we see high level activity and then a low level activity.

But that gets offset by other areas which have the opposite. And so that’s where we’re — what we believe is going to happen right now but it’s — I can’t guarantee that, obviously.

Kevin Wenck - Polynous Capital Management - Analyst

Got one expense question, if I’m not wearing out my welcome with questions here. But —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Never.

Kevin Wenck - Polynous Capital Management - Analyst

Thank you. On roughly a $2 million sequential sales increase, SG&A only goes up about $200.000. Is that some indication of potential operating leverage in the future because the earlier discussion of getting up to, let’s say, $13 million a quarter of revenues was another, let’s say, $2 million increase above the most recent quarter.

So I mean how much incremental SG&A is required to support another $2 million of quarterly revenues?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s not a whole lot and it varies and we have higher expenses sometimes in the second quarter because of our shareholder meetings and other related expenses. We have other things that could fluctuate those expenses from quarter to quarter.

What I would say is the real increases that you would see as we increase sales are sales commissions and shipping costs. And those are relatively small as sales increase.

And I guess the other thing is that we have bonus accruals which have been very limited so far this year given our current results.

We’re very careful and the Board has been very careful in designing compensation systems which reward real performance that our shareholders realize and so you see those increases as our performance increases.

Kevin Wenck - Polynous Capital Management - Analyst

So what I feel like I’m hearing from that is it’s possible that on another $2 million sequential increase, if you get that on the sales side, that you could see a similar fairly limited sequential increase in SG&A as you had from Q1 to Q2?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s correct. And that was really — I mean we demonstrated that and although the gross profit margin was higher in the fourth quarter of 2006, but we demonstrated that in the fourth quarter of 2006.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. I’ll get back in the queue since I’ve asked quite a few here.

Operator

Thank you. Our next question comes from Russ Silvestri, Skiritai Capital. Please go ahead.

Russ Silvestri - Skiritai Capital - Analyst

Neil, can you hear me?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I can. How are you?

Russ Silvestri - Skiritai Capital - Analyst

I’m all right. A handful of questions. And you may have mentioned this but I missed it, what was the mix of international versus domestic sales?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I’m going to let Tracy give you that number, second quarter mix.

Tracy Smith - Optical Cable Corp. - VP, CFO

Right. We didn’t mention that previously, but I’ll have that for you here.

Russ Silvestri - Skiritai Capital - Analyst

And also in that same vein, specialty versus commercial.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We’re getting the - Tracy is going to give you a precise number on the international versus domestic for the second quarter. What’s that number?

Tracy Smith - Optical Cable Corp. - VP, CFO

For the six month period, the international sales were 28%.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Generally our international sales are about 25% or so in the first — so far this year it’s been 28%, as Tracy says.

On the commercial versus the specialty markets, the way we divide those markets, commercial is more than 50% of our business, specialty markets are — make up the remaining portion of that.

Russ Silvestri - Skiritai Capital - Analyst

Greater than 50%, so it’s just a little bit over 50% or —?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It varies by quarter. It’s between 50% and 60%.

Russ Silvestri - Skiritai Capital - Analyst

Okay. And then what was the depreciation?

Tracy Smith - Optical Cable Corp. - VP, CFO

Again —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We’ll file our 10-Q later today, but Tracy’s going to get that information for you right now.

Tracy Smith - Optical Cable Corp. - VP, CFO

Again, this is for the six months period. Depreciation was $787,000.

Russ Silvestri - Skiritai Capital - Analyst

That’s for the total six months?

Tracy Smith - Optical Cable Corp. - VP, CFO

Yes.

Russ Silvestri - Skiritai Capital - Analyst

Okay. And then you guys, you don’t pay rent or anything like that in terms of your facility, correct?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

No, we own the facility. We own about 22 acres of land here near the Roanoke Airport. About 10 of those acres are being used for our parking lot and our facility, which is about 145,000 square feet.

Russ Silvestri - Skiritai Capital - Analyst

Right. So I understand what you’re saying in terms of the sales increase and all, but when I look at your business and you look at your assets in particular, are you satisfied with your return on equity?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

No.

Russ Silvestri - Skiritai Capital - Analyst

And given the fact you own the facility and you had some positive EBITDA so far, I’m just wondering what kind of return on equity should investors and shareholders think? I mean it seems like you have this huge asset that’s sitting there that you’re not getting any credit for.

And there’s a multitude of ways that you could utilize that asset or monetize that asset for the shareholders’ benefit and I was — is there any serious discussion that goes on at the Board level in terms of enhancing the return on equity?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

There is and there has been, although what I’ll tell you right now, the Board is more focused on increasing net income and that’s what we’ve been focused on too and we believe the quickest way to do that is increase sales. Return on equity has been less of a measure for us than earnings and share price.

Russ Silvestri - Skiritai Capital - Analyst

And then also in the share buyback you said you hadn’t done anything through the end of April —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Not yet.

Russ Silvestri - Skiritai Capital - Analyst

— through the end of April and now we’ve gone through the end of May and we’re basically in the middle of June. Has the share buyback actually been instituted at this point?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s been instituted but we haven’t — we haven’t made any comment on what we’ve bought or not bought after April 30th.

Russ Silvestri - Skiritai Capital - Analyst

I guess why not if you’ve bought stock, this is a public forum, why not mention what you have bought at this point in time?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I’m just not prepared to do that.

Russ Silvestri - Skiritai Capital - Analyst

Okay. And then in terms of driving revenue, what is it that you see could be driving revenue? Is it commercial building or what is it that drives revenue?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

For us, it’s a number of different things. We’ve targeted many markets. We’ve never seen one predictor other than general levels of IT spending that have been good predictors for us. In 2006 we saw the commercial business increase about 24% compared to 2005.

Despite that, our sales were essentially flat. And what the cause for that was because we had military spending essentially cut in half. This year we’re seeing more strength in some of our specialty markets.

And it really depends on the market where what you’ll see is it really depends on the market as to what’s going to drive that growth.

But if you look at the market overall, there’s a demand for increased bandwidth, there’s a demand for increased infrastructure and there’s also demand for increased capabilities in places where fiber has not been used previously.

And so if you look at the industry reports, what you’ll see is it’s slowly copper datacom cables have been — have been decreasing in volumes and that fiber datacom cables have been increasing in volumes and that that is — that trend is expected to continue for the next several years.

Russ Silvestri - Skiritai Capital - Analyst

So when you talk about increased activity, it sounds in a nutshell it’s at the enterprise level and it’s basically that copper to fiber conversion?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s one of the major industry factors. What we’re also focused on is working on gaining market share by increasing our sales activity. And so we’re not content to sit back and watch the industry grow and participate in that and while we want to do that, that’s not our only method of increasing sales.

I also think it’s a dangerous way to think of increasing sales because the market is quite competitive.

Russ Silvestri - Skiritai Capital - Analyst

So what would you estimate your market share to be?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We haven’t said specifically, but if you look at KMI’s report, we’re one of the top three manufacturers in the enterprise market with most of the other manufacturers substantially behind us.

So while most of our competitors are much larger than us, if you’re looking at the enterprise space, in the U.S. the market size is probably somewhere between $350 million to $500 million and then you also have the international market. So I think that’ll give you some sense.

We’re positioned very strongly with Corning Cabling systems really being the largest market share holder, Commscope a significant market share holder and us being number two or number three, depending on where Commscope happens to be at the moment.

Russ Silvestri - Skiritai Capital - Analyst

Are you gaining share or losing share?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s really been — it’s really been steady. We haven’t seen a significant increase or a significant decrease in market share.

Russ Silvestri - Skiritai Capital - Analyst

And then you also talked about — I mean I look at the cycle time, is there any other efficiencies or metrics that you’re using where, you talked about how you’ve reduced your inventory and your efficiency is going up, that you can point to and a specific metric that you’ve improved by whatever, 10% or 15%.

Other than I look at your receivables, payables and inventory, is there anything else that you guys are using internally?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

As far as a metric for increased efficiency?

Russ Silvestri - Skiritai Capital - Analyst

Correct.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We have a whole host of metrics that our operations folks use to measure efficiency and including various calculations against direct labor hours and fiber meters and cable meters produced and so there’s a whole host that we look at. We look at lead times, we look at on-time delivery rates, and so there’s no one metric we look at.

Overall and externally what we’re focused on is at this point, particularly since we’ve — we’re coming to the point that we’ve completed really the lion’s share of the upgrades that we’ve intended to make, the focus right now is increasing the sales dollars and increasing net income. And that’s what the management team is laser focused on.

Russ Silvestri - Skiritai Capital - Analyst

Okay, but I guess maybe it might be helpful for us in the public world if there was a metric that you use to measure — you think is the best measure for you at the corporate level to share with us you can demonstrate the progress that’s being made.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Okay, well, we’ll give that some consideration. The other metric that’s useful obviously is gross profit margin.

Russ Silvestri - Skiritai Capital - Analyst

Yes. But that’s a mix and that seems like more like a mix issue than an efficiency issue.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Well, that’s true. That can — it’s impacted by mix too, I agree. Okay. And we’ll give that consideration, but I don’t have a metric to share with you today on that.

Russ Silvestri - Skiritai Capital - Analyst

Well, we have our own, but anyway, I appreciate the time, Neil. Thank you.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

You said you have your own?

Russ Silvestri - Skiritai Capital - Analyst

Yes, well, basically looking at receivables, inventories and payables and look at the cycle time and how fast it — you’re able to cycle the product —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Okay.

Russ Silvestri - Skiritai Capital - Analyst

— and get paid for it in terms of cash cycle.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

That’s really sort of a return measure. One of the things that we haven’t really focused on — because so much of our business is focused on service, we’ve been less concerned about trying to increase the velocity of our assets as we have been focused on increasing earnings.

Russ Silvestri - Skiritai Capital - Analyst

My point is you have too much assets for the sales that you have. It just doesn’t support it and if you took out a loan on the facility and dividended that back to the shareholders and reduced your equity, return on equity, if you do grow your sales like you expect to —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Right.

Russ Silvestri - Skiritai Capital - Analyst

— it’s going to be nice. And there’s a lot of hidden value that’s sitting in your balance sheet that could be paid out to shareholders and returned to shareholders.

And I just hope that you guys see that and utilize it. I understand that you are trying to grow sales and net income and balance sheet improvements and better utilization of the balance sheet will come later. But —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Right. And we’ve always — we have looked at that, we have discussed that, and we’ll continue to look at that. You’ll remember that we also have some strategic initiatives that we’ve been focused on and so right now we’ve been — we’ve preferred to keep that financial flexibility. I understand —

Russ Silvestri - Skiritai Capital - Analyst

Your job —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I understand exactly —

Russ Silvestri - Skiritai Capital - Analyst

— is to do more sales this year than last year. I mean you basically have told us. Now do it.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Yes. Thank you, Russ.

Russ Silvestri - Skiritai Capital - Analyst

Bye-bye.

Operator

Thank you. (OPERATOR INSTRUCTIONS)

Our next question is a follow-up from Kevin Wenck of Polynous Capital Management. Please go ahead.

Kevin Wenck - Polynous Capital Management - Analyst

Neil, Russ raised the gross margin issue but another way of approaching that is from a lot of the internal system improvements. What is the potential at some point in the future for improving the gross margins?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We believe — we haven’t quantified that specifically, but we think we’ve seen the results of that when you compare the first half of last year to the first half of this year.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

As he correctly points out, you also have issues of product mix and in addition to that, within cost of goods sold, while most of those costs are material costs, you also have a number of fixed costs.

And so the higher the sales are, you can positively impact your gross profit margin percentage by increasing sales and spreading those fixed costs over larger sales dollars.

And so I don’t have a — I don’t have a percentage that I can say this is how much we’re going to increase gross profit margin by as part of our system. We just know that we’re seeing benefits of that and that was demonstrated so far this year compared to last year.

Kevin Wenck - Polynous Capital Management - Analyst

I mean in Q4 —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

— similar sales volumes.

Kevin Wenck - Polynous Capital Management - Analyst

I mean in Q4 of last year, which I think was helped by, if my memory, from a somewhat more positive mix, but on $12.5 million of sales you’re at a 37.5% gross margin.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Exactly right.

Kevin Wenck - Polynous Capital Management - Analyst

Is that a fair number for $12.5 million of sales now that you’re further along in some of the internal improvements or is it going to be — depend still a lot on mix in any particular quarter?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

So much of it depends on mix in any particular quarter. What I would tell you is — what I would tell you is 35% to 37% is what we are targeting.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, so even —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I don’t feel comfortable promising because there’s so many factors, particularly when you’re talking — our sales are not — our business is based on sales over — of a wide variety of products with various different margins to various different industries and a huge number of customers.

So it’s very different than the bulk of some of our competitors who are selling into the long haul telco market or to the fiber-to-the-home market where they’re talking about two or three customers and — or a handful of customers and they have a very well defined prediction of what their sales are going to be and what their margins are going to be.

And so while I can give you that range and — as you start to pin me down, I feel a little bit uncomfortable, not because — not because — I see the issue and — I’m not uncomfortable because I don’t think it’s achievable. I’m uncomfortable because I don’t want to promise it to you and then not be able to achieve it — because it’s outside of my control.

Kevin Wenck - Polynous Capital Management - Analyst

Well, I know you’re —

Kevin Wenck - Polynous Capital Management - Analyst

Yes, your mix can change quite a bit from quarter to quarter and —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Right. What was interesting in the fourth quarter, as we talked about at that time, is while we may have benefited from some mix, there weren’t the significant mix issues or positive mix issues that we have sometimes seen swing our gross profit margins significantly.

What was interesting about the fourth quarter was we did not have any one large order that we could point to or any one large project or high margin customer or margin business that we could really say that’s the reason why that margin improved in the fourth quarter. So I saw that as very positive.

And that’s the reason why I’m saying we’re targeting that 35% to 37% and we’d love for it to be even higher and we’ll continue to look at ways we can achieve that.

But as you’re drilling down and you’re — it’s appropriate for you to do so, what you’re hearing from me is I don’t feel comfortable promising you that as we go to $12.5 million or $13 million that our margins are going to be 37%.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I mean that’s the reason for my hesitancy just quite honestly.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. One final question and it does look like you’re making progress on a lot of your initiatives and eventually we’re going to see some earnings leverage out of it, but as you know, there was a publicly announced offer for the company at $6 a share.

In my own opinion, for you to get to $6 a share on the stock market you’re probably going to have to be, let’s say, 15 times earnings, which if you back that out is $0.40 a year, which is, let’s say, $0.10 a quarter, in simplistic terms.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s 15 times — a PE ratio of 15 is a little low for our industry.

Kevin Wenck - Polynous Capital Management - Analyst

Well, you’re also — have some small company discount possibly, some operating variability risk and so — but I guess we can talk about an appropriate multiple all day long, but here’s where I’m going with this.

To get to roughly, let’s say, $0.10 a quarter of earnings, let’s say sales need to be somewhere $14 million, $15 million a quarter, gross margins probably need to be in about the middle of the range of the 35% to 37% that you just mentioned, and SG&A needs to have the continual leverage the way we’ve already discussed on the call.

I mean is $14 million, $15 million a quarter visible to you anytime in the foreseeable future? I know the world’s a complex place, but what are your thoughts between market growth, better marketing and sales execution, and then possibly some other internal initiatives to getting you up to the $14 million, $15 million a quarter.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Well, a couple of different comments and I’m going to get to your — you framed the question very precisely. I’m going to get at it a little bit different way and then I’ll come back to your point.

$6 a share is not significantly above book value. It’s also not reflective of the capabilities that OCC has and that we’ve invested in.

The reason why we had an offer like that and the reason why if we would go out and start canvassing other folks in the industry, I bet you we could generate a lot more offers, is specifically because of the capabilities we have, the loyalty, customer loyalty we have and the position we have in the marketplace. And while manufacturing fiber optic cable on the surface, if you’ve — and, Kevin, I believe you’ve —

Kevin Wenck - Polynous Capital Management - Analyst

I’ve been in —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

— been in our plant. On the surface, it doesn’t look quite — very complex. But the reality is the controls that we have in place to manufacture our cable to our specifications are very precise and while the actual process seems simple, the number of variables that go into manufacturing a cable that can withstand the sorts of things that our cable withstands is incredibly complex.

Our new machine controls, for example, have about 250 variables that we control in order to manufacture our cable just in one process.

In other words, that’s just on one machine, one pass-through. And as you know, our cable, as part of the manufacturing process, runs through multiple machines multiple times.

That’s a capability because of the thermodynamics involved, the physics involved, the material complexities that are involved that can create a lot of variability and the reason why we’ve been able to do such a good job at particularly manufacturing harsh environment cable and the cable for the U.S. military.

And so the value that OCC has to someone else is way above $6 a share, no matter how you look at it.

Kevin Wenck - Polynous Capital Management - Analyst

Well, I guess one follow-up —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s — but I understand what you’re saying. What I would say, though, is that I think your PE — going back to your question, I think that the PE multiple that you’ve mentioned I think is a little bit low.

But I think you’d agree, if we were able to deliver what we did in the fourth quarter on a consistent basis, then our price would be way above $6 a share.

Kevin Wenck - Polynous Capital Management - Analyst

Well, given that you mentioned that if you chose to go out in the market you could probably solicit other offers, what do you believe is a fair value for the company?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I can’t really say. That’s not appropriate for me to say in this kind of forum, Kevin. But I appreciate the — I appreciate your — I appreciate your question.

But that’s the reason — but I think what I’ve just said gives you some reason as to why we were so quick to reject $6 a share.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

I don’t think that that was — I don’t think that was a fair offer. It was interesting; in the industry you got different reactions.

When we talked to major shareholders they asked that — the sophisticated shareholders are asking some of the questions you are; where are you — how long is it going to take you to improve, when are you going to be leveraging these investments you make and all those sorts of things. But at the same time they recognize that $6 a share was just a completely inadequate offer.

The other thing that seemed apparent, at least by some, and when you go out in the industry you can get all sorts of different opinions, but who you partner with is very important too. And the reaction we got from some of our customers was that pairing wouldn’t have made any sense.

Kevin Wenck - Polynous Capital Management - Analyst

Okay.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

And so I think — so that’s my reaction. I think that — I think that given what we’re doing in the cable business right now, we have visibility to creating that additional shareholder value.

And remember also, we have been looking at the strategic initiatives which we think will further increase our value, including some of the work we’ve done and the accomplishments and work that’s been done by the connector startup company that we have been working with.

And so once you start adding those, if we proceed with that company in a significant way then you’d need to be taking OCC sales, adding on those sales plus looking at — are there other opportunities for OCC to expand its product line — and then you start seeing some real value that’s above and beyond even what’s visible today and what we’re speaking to today.

Kevin Wenck - Polynous Capital Management - Analyst

Oh, the startup connector company, what is their quarterly sales run rate at this point?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We haven’t talked about their quarterly sales, but we’ve said in our disclosures that their annual sales are about what percent of ours, Tracy?

Tracy Smith - Optical Cable Corp. - VP, CFO

Well —

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

It’s in our 10-Q.

Tracy Smith - Optical Cable Corp. - VP, CFO

Just a minute. I don’t want to give you the wrong information.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Of course, that’s a different business too, so you have a little bit different — that’s not — you can’t just add those sales onto our sales and get the same leverage because there’s also cost of goods sold associated with what they’re doing.

Kevin Wenck - Polynous Capital Management - Analyst

Yes.

Tracy Smith - Optical Cable Corp. - VP, CFO

Their revenue — the revenue as a percentage of our revenue was approximately 4.7%.

Kevin Wenck - Polynous Capital Management - Analyst

Okay, well, thank —

Tracy Smith - Optical Cable Corp. - VP, CFO

— for the three month period. For the six month period, approximately 6.9%.

Kevin Wenck - Polynous Capital Management - Analyst

Okay. Thanks, Tracy. Thanks, Neil.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Thanks, Kevin.

Operator

Thank you. Our next question comes from Richard Dearnley of Longport Partners. Please go ahead.

Richard Dearnley - Longport Partners - Analyst

Good morning. What is — you said your business is quite scalable. What’s your plant utilization roughly speaking, in terms of both the physical plant and then the labor?

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

We said in the — what we’ve said in our — in our most recently filed 10-K is that we were about 60% and maybe 65%, but around 60% as far as physical plant capacity. We operate on two shifts, two 12-hour shifts with flexible time within those two shifts five days a week. Our night shift is not completely utilized.

If you’re looking at what our physical labor capacity is, and that number would not be the right number, you would have an increase in labor costs and — but what I can tell you, as with any cable manufacturer, direct labor is a relatively small portion of the overall cost of goods sold of manufacturing a product.

Richard Dearnley - Longport Partners - Analyst

Right. Okay, thank you.

Operator

Thank you. There appears to be no further questions at this time. I would like to turn the floor back to Mr. Siegel for any closing comments.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Thank you. Neil, we did have one question submitted in advance by an individual shareholder.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Okay.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

A shareholder named Bruce Winter asked if you could summarize each element of your current strategy and discuss your timeframe to execute on that strategy. And he also asked about potential changes to the current strategy.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Okay. We go through a strategic plan each year, the Board does and the management team does. We budget out — we budget out for the coming year as well as for two years past that. And there’s a fair amount of detail that goes into those elements of the strategy.

So I’m not going to go into that element by element, plus I think that we don’t want to — we don’t to put ourselves at a competitive disadvantage by discussing things that our competitors would use against us as — by answering it.

But what I will say is, and this is really summarized down, there’s three — I see three basic components to our strategy. And the first has been to build our capabilities.

We have spent a lot of time and a lot of money and a lot of effort upgrading our capabilities, systems, facilities, manufacturing, equipment, personnel, engineering capabilities, ability to develop new products and as we’re entering — as we’re finishing — as we finish 2007, most of those initiatives to a large extent are completed or substantially done. We’ll always have continuing upgrades. One of our focuses is continual improvement.

But we’re coming to the point where we’re going to see the benefit of those investments and that’s one part of our strategy. As far as timing, I’d say that’s — we’re coming to the point that that’s substantially complete.

The second is focusing on targeted markets without neglecting the commercial market. In other words, we want to continue to grow in the commercial market but we have products that are differentiable from our competitors and those differentiating factors are particularly valuable in certain applications and in certain markets that we have targeted in which we have special capabilities in. And we’re continuing to focus on those in order to assist growing our sales.

There are certain parts of the fiber optic cable business that are commodity business. There’s certain parts that are not.

And we will continue to be competitive in the portions that are more commodity-like but at the same time making sure that we use our features and benefits of our products and our ability to differentiate our products and to provide better customized service to our customers to grow our sales and compete successfully against our competitors.

And the final broad category of our strategy is our strategic initiatives. And that includes the investment that we’ve made in the startup connector company.

We took — we looked at the market, we saw that there was some consolidation in some of those channels that we originally did business and didn’t want to be left out in the cold.

We continue to cultivate the existing partnerships but also invested in this company as a way of maintaining our ability to control our own destiny. Their specialties are military and harsh environment, which fits very well in what we do.

And then in addition to that strategic initiative, we have others that we have been working on and they’re in various stages. And those I’m not going into a lot of detail on, but those essentially are the three major components of our strategy in a very summarized way.

I think that the — and I’ve talked about it, I think, sufficiently what we’re doing to make sure those are completed and when we think they’ll be completed.

Andrew Siegel - Joele Frank, Wilkinson Brimmer Katcher - IR

Okay, Neil. Well, we have no further questions from shareholders today.

Neil Wilkin - Optical Cable Corp. - Chairman, President, CEO

Great. Well, I appreciate everyone joining us on the call today. We always have good questions. I know that we have a relatively small group that participates live on the call, but we always have very good questions.

I appreciate those participating and asking those good questions. And we appreciate your interest in Optical Cable and we’re working diligently to make sure that you realize an appropriate return on your investment in the Company. Our management team’s incented that way and that’s what our focus is.

Thank you for joining us and we’ll continue to work hard for you.

Operator

Thank you. This concludes today’s Optical Cable Corp. conference call. You may now disconnect.